Exhibit 99.1

INTERNATIONAL SEAWAYS MONETIZES FSO JOINT VENTURE

WITH SALE TO EURONAV AND INCREASES QUARTERLY CASH DIVIDEND

New York, NY – June 7, 2022 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today announced that it has completed a transaction in which the Company has sold its 50% stake in two floating storage and offshore (FSO) vessels to its joint venture partner Euronav NV. The purchase price values the two FSO vessels at $300 million in total. Net of adjustments for working capital and expenses, International Seaways received approximately $140 million in cash from the sale.

The transaction has been approved by North Oil Company (“NOC”), the operator of the Al Shaheen field, whose shareholders are Qatar Energy and Total E&P Golfe Limited. The two FSO vessels have been serving the Al Shaheen field without interruption since 2010.

“Our participation in the FSO joint venture with Euronav has provided stable cash flows for more than 11 years for International Seaways and its predecessor,” commented Lois K. Zabrocky, President and CEO of International Seaways, Inc. “For the past several months, we’ve evaluated options to unlock the value of the joint venture in cash in order to further strengthen our balance sheet and support our long-term value creation strategy, which, over the last five years, has included a transformational merger and vessel purchases at cyclical lows, maintaining a strong balance sheet and returning nearly $100 million in capital to shareholders since the start of 2020. We thank Euronav for their partnership, and we are confident that they will continue to operate these vessels with the highest standards.”

Hugo De Stoop, CEO of Euronav said, “This represents an important strategic milestone for Euronav and allows us to provide in full a significant source of long-term earnings visibility for our shareholders. Euronav has for many years maintained operational control of these assets and it makes sense now for us to assume full economic control. International Seaways has been a strong and reliable partner since 2008 and we are grateful for their support. These operational units have already provided substantial value to our customer since 2010 and the long-term contracts reflect Euronav’s operational capability in diversifying activities beyond the traditional crude oil transportation sector and generating superior returns on capital.”

INCREASED REGULAR CASH DIVIDEND

Additionally, the Company announced that its Board of Directors has declared a cash dividend of $0.12 per share for the second quarter of 2022. The declaration represents an increase of $0.06 per share from the Company’s historical quarterly dividend of $0.06 per share since the start of 2020. The dividend will be paid on June 29, 2022, to shareholders of record at close of business on June 17, 2022.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 78 vessels, including 13 VLCCs (including three dual-fuel, LNG-powered newbuilds to be delivered in the first quarter of 2023), 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s and 39 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
Tom Trovato, International Seaways, Inc.
(212) 578-1602
ttrovato@intlseas.com